Exhibit 99.1

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Announces Approval of Reverse Stock Split

IRVINE, Calif., March 5, 2019 - Endologix, Inc. (the “Company”) (NASDAQ: ELGX) previously announced that a proposal was approved at its Special Meeting of Stockholders, held February 22, 2019, authorizing its Board of Directors to amend the Company's certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio not less than 1 for-5 and not greater than 1-for-10 (inclusive), with the exact ratio to be set within that range by the Company’s Board of Directors. The number of authorized shares of common stock would remain at 170 million shares, and the number of authorized shares of preferred stock would remain at 5 million shares. The Company’s Board of Directors had previously directed that the proposal be submitted to the stockholders for approval and has subsequently approved the reverse stock split at a ratio of 1-for-10. The reverse stock split will take effect at 4:00 p.m. ET on March 5, 2019. Beginning with the opening of trading on March 6, 2019, the Company's common stock will trade on the NASDAQ Global Select Market on a reverse stock split-adjusted basis.

Upon the effectiveness of the reverse stock split, every ten shares of the Company's issued and outstanding common stock will be automatically reclassified and converted into one issued and outstanding share of common stock, par value $0.001 per share. As a result of the reverse split, there will be approximately 10.3 million shares of common stock issued and outstanding. The shares of common stock will trade under a new CUSIP number, 29266S304, effective March 6, 2019. The Company’s trading symbol will remain “ELGX.” All options, warrants, and convertible securities of the Company outstanding immediately prior to the reverse stock split will be adjusted.

No fractional shares of common stock will be issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse stock split will instead receive one whole share of common stock.

The Company has chosen its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as exchange agent for the reverse stock split. Stockholders owning shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, and will not be required to take further action in connection with the reverse stock split, subject to brokers' particular processes. For those stockholders holding physical stock certificates, AST will send instructions for exchanging those certificates for shares held in book-entry form representing the post-split number of shares. AST can be reached at (800) 937-5449.

About Endologix, Inc.
The Company develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is in endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once an AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System and Ovation Alto® Abdominal Stent Graft System, the Company's next generation Ovation system device, are approved only as investigational devices and are not currently approved for commercial purposes in any market.

Cautions Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the reverse stock split. Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. The forward-looking statements contained in this press release speak only as of the date of this press release. The Company undertakes no obligation to update any forward- looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.

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